Re: Phillips 66 Integration

Dear George,

All DCP Midstream employees will be moving to Phillips 66 processes and systems on April 1st. There are a few updates we need to inform you of that will come into effect on April 1st.

Your position at Phillips 66 will be:

•Position Title: DCP GVP General Counsel & Sec
•Location: Denver, CO
•Organization Department: Corporate – Legal
•Target Start Date: April 1, 2023
•Total Rewards: Please see below for specific compensation details. Additionally, you will be eligible for Phillips 66 benefits programs. Additional information on Phillip 66’s benefit programs can be found at Phillips 66 Total Rewards. The Phillips 66 benefits team will be hosting a series of webinars in February detailing program details, which will provide clarity as to how benefits will be changing. More information on these webinars will be sent out soon.

The officer positions you hold at DCP Midstream will be unchanged.

Your compensation package at Phillips 66 will be as follows:
•Salary Grade Level (SGL): 23
•Annual Base Salary: $471,000
•Short-Term Incentive Plan (“VCIP”) Target: 50%
•2023 Long-Term Incentive Plan Eligibility (if applicable): Not Eligible
•2023 Long-Term Incentive Plan Target (if applicable): Not Eligible

For additional details on your compensation package at Phillips 66, please see the ‘Compensation Details’ section below.

Thank you in advance for your continued contributions to DCP and Phillips 66 as we work through this transition process. If you have any questions or concerns, please do not hesitate to contact your HR Business Partner.

Sincerely,

Vanessa Sutherland
Executive Vice President of Government Affairs, General Counsel and Corporate Secretary

Compensation Details:

Short-Term Incentive Program
For 2023, your short-term incentive compensation will be comprised of two components as follows:

•For the period January 1 through March 31, 2023, your short-term incentive compensation will be based on your DCP eligible earnings received during this period multiplied by your DCP Short-Term Incentive target percentage.
•For the period beginning on April 1, 2023, you will participate in the Phillips 66 short-term incentive program which is referred to as the Variable Cash Incentive Program or VCIP.  Your 2023 target award under the VCIP will be based on your 2023 eligible earnings beginning on April 1, 2023, multiplied by your Phillips 66 VCIP target percentage.  The final VCIP payout will be determined in early 2024 based on individual and Company performance and is subject to approval by the Phillips 66 Human Resources and Compensation Committee of the Board.  More information on VCIP can be found here.
•Final earned awards will be paid in February 2024.
•Employees who separate from the Company, prior to the payment date of the VCIP award, will retain VCIP award eligibility if their employment is terminated by:
•Retirement (Defined as age 55 with at least 5 years of service)
•Divestiture or Outsourcing (with CEO approval)
•Layoff (if a waiver has been signed)
•Disability
•Death
VCIP Awards will be forfeited in the event of any other termination, including any voluntary resignation or termination for cause, prior to such date.
The above Short-Term Incentive Program terms and conditions will supersede any previous communications provided to you regarding short-term incentive calculations and payouts.

Long-Term Incentive Program
You will receive your long-term incentive compensation in the form of cash at your 2023 Long-Term Incentive Plan target. Long-term incentive awards will be paid upon the earlier of three years from the date of grant or your involuntary separation from Phillips 66. Awards will be forfeited in the event of any other termination, including any voluntary resignation or termination for cause, prior to the third anniversary of the date of grant.